EXHIBIT 99.1
PRESS RELEASE

Contact Information:	Investors/Media:
Kite Realty Group Trust	Kite Realty Group Trust
Dan Sink, Chief Financial Officer	Adam Basch, Investor Relations
(317) 577-5609	(317) 578-5161
dsink@kiterealty.com	abasch@kiterealty.com

Kite Realty Group Trust Announces Appointment of
Victor J. Coleman to its Board of Trustees

Indianapolis, Ind., November 8, 2012 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) announced today the appointment of Victor J. Coleman to its Board of Trustees.

“We are pleased to welcome Victor Coleman to our Board of Trustees,” said John A. Kite, Chairman and Chief Executive Officer. “Victor brings a wealth and diversity of real estate and REIT experience which, combined with his public company and strategic investing background, provide a fresh perspective that will benefit our Company and its shareholders.”

Mr. Coleman is the Chairman of the Board and Chief Executive Officer of Los Angeles-based Hudson Pacific Properties, Inc., a New York Stock Exchange real estate investment trust (NYSE symbol: HPP). Hudson Pacific's current portfolio is comprised of 21 properties consisting of five million square feet totaling $2.0 billion located in San Francisco, Beverly Hills, Los Angeles, Orange County and San Diego.

Prior to the formation of HPP, Mr. Coleman co-founded and led Arden Realty, Inc. as its President and Chief Operating Officer and also as a member of its board of directors, taking the company public on the NYSE in 1996 and eventually selling Arden to GE Capital in 2006.

“I am very excited to be appointed to the Kite Realty Group Trust Board of Trustees,” said Mr. Coleman. “Over the years, the Company has built a high-quality portfolio. I look forward to working with the management team and Board to expand on their success and help the Company achieve the next level of growth and profitability.”

 About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States.  At September 30, 2012, the Company owned interests in a portfolio of 60 operating and redevelopment properties totaling approximately 8.9 million square feet and an additional two properties currently under development totaling 0.6 million square feet.

Safe Harbor

This press release contains certain statements that are not historical fact and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including, without limitation: national and local economic, business, real estate and other market conditions, particularly in light of the recent recession; financing risks, including the availability of and costs associated with sources of liquidity; the Company’s ability to refinance, or extend the maturity dates of, its indebtedness; the level and volatility of interest rates; the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies; the competitive environment in which the Company operates; acquisition, disposition, development and joint venture risks; property ownership and management risks; the Company’s ability to maintain its status as a real estate investment trust (“REIT”) for federal income tax purposes; potential environmental and other liabilities; impairment in the value of real estate property the Company owns; risks related to the geographical concentration of our properties in Indiana, Florida and Texas; and other factors affecting the real estate industry generally.  The Company refers you the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which discuss these and other factors that could adversely affect the Company’s results.  The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO and net income estimates), whether as a result of new information, future events or otherwise.

###